As filed with the Securities and Exchange Commission on August 13, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

TBS International plc
(Exact name of Registrant as specified in its charter)

Ireland	98-0646151
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Arthur Cox Building
Earlsfort Terrace
Dublin 2, Ireland
(Address, including zip code, of Registrant’s principal executive office)

TBS International Amended and Restated 2005 Equity Incentive Plan
(Full title of the plan)
___________________

Joseph E. Royce
c/o TBS Shipping Services Inc.
612 East Grassy Sprain Road
Yonkers, New York 10710
(914) 961-1000

(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

Copies to:
Steven R. Finley, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended:

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Ordinary Shares, $0.01 par value per share (a)…………………….	3,000,000(b)	$6.15(b)	$18,450,000 (b)	$1,315.49(b)

(a)   Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities which become issuable under the Amended and Restated 2005 Equity Incentive Plan as a result of any stock split, stock dividend or similar transaction effected without receipt of consideration which results in an increase in the number of Ordinary Shares outstanding.

(b)   Relates to Class A Ordinary Share to be issued pursuant to the Amended and Restated 2005 Equity Incentive Plan.  Pursuant to Rule 457(c) and Rule 457(h)(1) promulgated under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Class A Ordinary Shares reported on the NASDAQ Global Select Market on August 12, 2010, which was $6.15.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed by TBS International plc, an Irish public limited company (the “Company” or the “Registrant”), in order to register 3,000,000 of our Class A Ordinary Shares, par value $0.01 per share (the “Class A Shares”), for issuance pursuant to the Amended and Restated 2005 Equity Incentive Plan (the “Plan”).  The 3,000,000 shares were added to the Plan pursuant to an amendment described in our Definitive Proxy Statement for the special general meeting of shareholders held on December 4, 2009 related to our reincorporation from Bermuda to the Republic of Ireland (the “Special Meeting”), and it was approved at the Special Meeting.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)   The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act or latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest Annual Report or prospectus referred to in (a) above;

(c)   The description of the Company’s ordinary shares included in Item 8.01 of the Company’s Report on Form 8-K12B filed on January 8, 2010, including any amendment or report updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the Commission is 001-34599.

Item 4. Description of Securities

Not required.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

If a director or officer of an Irish company is found to have breached his or her fiduciary duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. Due to restrictions under the Irish Companies Act, the indemnity in the Company’s articles of association only permits the company to pay the costs or discharge the liability of a director or the secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused.  This restriction does not apply to executives who are not directors or the secretary of the Company.

In addition, under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty, and therefore the Company’s articles of association do not include provisions exempting directors from liability.  However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they acted honestly and reasonably, and that they may fairly be excused as a result.

Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers.

On December 16, 2009, TBS-Bermuda and the Company entered into a deed poll of indemnity (the “Indemnity Deed Poll”), which provides indemnification to the officers (excluding auditors) and directors of the Company and provides that TBS-Bermuda will indemnify the indemnitee against actions, costs, charges, losses, damages and expenses related to such indemnitee’s service to the Company, except in respect of any fraud or dishonesty which may attach to such indemnitee.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1
Certificate of Incorporation of TBS International plc (incorporated by reference to Exhibit 4.2 of the Company’s Post-Effective Amendment No. 1 to Form S-8 filed on January 19, 2010) (SEC File No. 333-137517-99)

4.2	Memorandum and Articles of Association of TBS International plc (incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 8-K12B filed on January 8, 2010)
4.3
Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 of the Company’s Post-Effective Amendment No. 1 to Form S-8 filed on January 19, 2010) (SEC File No. 333-137517-99)

5	Opinion of Arthur Cox
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Arthur Cox (included in Exhibit 5)
24	Power of Attorney (contained on signature page hereto)

Item 9. Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                 That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions and arrangements that exist whereby the Registrant may indemnify such persons against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York, on this 13th day of August, 2010.

TBS International plc
(Registrant)

By:  /s/ Ferdinand V. Lepere
Ferdinand V. Lepere
Executive Vice President and
Chief Financial Officer

Each person whose signature appears below constitutes and appoints Joseph E. Royce and Ferdinand V. Lepere and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph E. Royce	President, Chief Executive Officer,	August 13, 2010
Joseph E. Royce	Chairman, Director and Authorized Representative in the United States (principal executive officer)

/s/ Ferdinand V. Lepere	Executive Vice President and	August 13, 2010
Ferdinand V. Lepere	Chief Financial Officer (principal financial officer)

/s/ Frank J. Pitella	Chief Accounting Officer	August 13, 2010
Frank J. Pitella	(principal accounting officer)

/s/ Gregg L. McNelis	Senior Executive Vice President,	August 13, 2010
Gregg L. McNelis	Chief Operating Officer and Director

/s/ James W. Bayley	Director	August 13, 2010
James W. Bayley

/s/ John P. Cahill	Director	August 13, 2010
John P. Cahill

/s/ Randee E. Day	Director	August 13, 2010
Randee E. Day

/s/ William P. Harrington	Director	August 13, 2010
William P. Harrington

/s/ Peter S. Shaerf	Director	August 13, 2010
Peter S. Shaerf

/s/ Alexander Smigelski	Director	August 13, 2010
Alexander Smigelski

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Arthur Cox
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Arthur Cox (included in Exhibit 5)
24	Power of Attorney (contained on signature page hereto)